AGREEMENT AND PLAN OF MERGER

                          SYNERGISTICS ACQUISITION CORP.
                                    ("BUYER")

                                SYNERGISTICS, INC.
                                   ("SELLER")

                            DATED AS OF JULY 25, 2002

                       AGREEMENT AND PLAN OF MERGER BETWEEN
                SYNERGISTICS ACQUISITION CORP. AND SYNERGISTICS, INC. TABLE OF CONTENTS

ARTICLE I
THE MERGER

1.1 The Merger                                           1
1.2 Effective Time                                       1
1.3 Articles of Organization and By-Laws                 2
1.4 Directors of Surviving Company                       2
1.5 Officers of Surviving Company                        2
1.6 Additional Actions                                   2

ARTICLE II
CONVERSION OF SHARES

2.1 Conversion of Seller Common Stock                    2
2.2 Exchange Procedures                                  3
2.3 Cash Consideration                                   4
2.4 Dissenters' Rights                                   4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 Corporate Organization                               5
3.2 Capitalization                                       5
3.3 Legal Proceedings                                    5
3.4 Authorization and Effectiveness of Agreement         5
3.5 Tax Returns and Payment of Taxes                     6
3.6 Financial Statements                                 6
3.7 Absence of Certain Changes                           6
3.8 Absence of Undisclosed Liabilities                   6
3.9 Ownership of Properties                              7
3.10 Certain Line Items and Related Items                7
3.11 Broker's fees                                       8
3.12 Disclosure                                          8

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Corporate Organization                               8
4.2 Authorization and Effectiveness of Agreement         8
4.3 Legal Proceedings                                    8
4.4 Broker's fees                                        8
4.5 Disclosure                                           9

ARTICLE V
COVENANTS OF SELLER

5.1 Conduct of Seller's Business Pending the Closing     9
5.2 Access to Information                               10
5.3 Approval of Seller's Stockholders                   10
5.4 All Reasonable Efforts                              10
5.5 Inability to Fulfill Conditions                     10
5.6 Payment of Attorney Fees                            10

ARTICLE VI
COVENANTS OF BUYER

6.1 Conduct of Business                                 11
6.2 Consents and Approvals of Third-Parties             11
6.3 All Reasonable Efforts                              11
6.4 Inability to Fulfill Conditions                     12
6.5 Directors and Officers Indemnification
    and Insurance                                       12
6.6 Payment of Attorney Fees                            14

ARTICLE VII
CLOSING CONDITIONS

7.1 Conditions to Each Party's Obligations
    Under this Agreement                                14
7.2 Conditions to the Obligations of Buyer
    Under this Agreement                                14
7.3 Conditions to the Obligations of Seller
    Under this Agreement                                15

ARTICLE VIII
THE CLOSING

8.1 Time and Place                                       15
8.2 Deliveries at the Closing                            16

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1 Termination                                          16

9.2 Effect of Termination                                16
9.3 Equitable Remedies                                   16
9.4 Seller Termination Fee                               17
9.5 Limitation on Personal Liability                     17
9.6 Amendment, Extension and Waiver                      17

ARTICLE X
CERTAIN DEFINITIONS

10.1 Certain Definitions                                 18

ARTICLE XI
MISCELLANEOUS

11.1 Confidentiality                                     19
11.2 Public Announcements                                19
11.3 Survival                                            19
11.4 Notices                                             19
11.5 Parties in Interest                                 20
11.6 Rights of Employment                                20
11.7 Complete Agreement                                  20
11.8 Counterparts                                        20
11.9 Severability                                        20
11.10 Governing Law                                      21
11.11 Headings                                           21

Ex.A Form of Seller Stockholder Agreement                23






THIS AGREEMENT AND PLAN OF MERGER dated as of July 25, 2002 (the "Agreement"), is by and between Synergistics Acquisition Corp.
a Massachusetts corporation the "Buyer") and Synergistics, Inc., a Massachusetts corporation (the "Seller"). (Certain capitalized terms used herein shall have the meanings defined in Section 10.1 hereof).

WHEREAS, the respective Boards of Directors of Buyer and Seller have approved the acquisition of Seller by Buyer pursuant to the merger of Buyer with Seller (the "Merger") (the resulting company of such Merger sometimes is referred to herein as the "Surviving Company");

WHEREAS, as a condition and inducement to Buyer's willingness to enter into this Agreement, certain stockholders of Seller are concurrently entering into a stockholder agreement with Buyer (the "Seller Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders agree to vote their shares of Seller Common Stock in favor of this Agreement and the Transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

Article I
The Merger

   1.1 The Merger. At the Effective Time, Buyer shall be merged with Seller. Buyer shall be the Surviving Company. At the Effective Time, the separate existence of Seller shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Seller shall be vested in and assumed by Surviving Company.

   1.2 Effective Time. The Merger shall be effected by the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts (the "Secretary of the Commonwealth") in accordance with Massachusetts law on the date of the closing (the "Closing Date") provided for in
      Article VIII hereof (the "Closing"). The term "Effective Time" shall mean the time on the Closing Date or not later than the commencement of business on the next succeeding business day when the Merger becomes effective, as set forth in the Articles of Merger.

   1.3 Articles of Organization and By-Laws. The Articles of Organization and By-Laws of Surviving Company shall be the Articles of Organization and By-Laws of Buyer as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.


   1.4 Directors of Surviving Company. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of Surviving Company, each to hold office in accordance with the Articles of Organization and By-Laws of Surviving Company.

   1.5 Officers of Surviving Company. The officers of Buyer immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

   1.6 Additional Actions. If, at any time after the Effective Time, Surviving Company shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in Surviving Company, title to and possession of any property or right of Seller acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Buyer, Seller and their proper officers and directors shall be deemed to have granted to Surviving Company an irrevocable power of attorney to execute and deliver all such property deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights of Surviving Company and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Company are fully authorized in the name of Buyer and Seller or otherwise to take any and all such action.

Article II
Conversion of Shares

   2.1      Conversion of Seller Common Stock.

      (a) Merger Consideration. At the Effective Time, each share of Seller's common stock, par value $.01 per share (the "Seller Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.4 hereof) and other than Seller Common Stock then owned by Seller or Buyer shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for the Per Share Cash Consideration, as defined below. The "Seller Outstanding Share Number" shall mean the number of shares of Seller Common Stock issued or subject to a binding obligation to issue as of the Effective Time. The "Per Share Cash Consideration" shall be determined by dividing the Net Cash Consideration (calculated in accordance with Section
         2.3 hereof) by the Seller Outstanding Share Number. The consideration to be received for each share of Seller Common Stock, as the same may be adjusted as provided in this Agreement, is referred to herein as the "Merger Consideration."

      (b) Stock Owned by Seller. All Seller Common Stock owned by Seller, or Buyer shall, at the Effective Time, cease to exist, and the certificates for such shares shall, as promptly as practicable thereafter, be canceled and no payments shall be made in consideration therefor. All shares of Buyer Common Stock that are owned by Seller (in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall become treasury stock of Buyer.

   2.2      Exchange Procedures.

      (a) Rights of Holders Upon Exchange of Certificates. The holder of a Certificate that prior to the Merger represented issued and outstanding Seller Common Stock shall have no rights after the Effective Time, with respect to such Seller Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to perfect the rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to the applicable provisions of Massachusetts law. Upon surrender of a Certificate for exchange and cancellation at the Closing, the holder of such Certificates shall be entitled to receive in exchange therefor a check representing the amount of cash, if any, which such holder has the right to receive in respect to the Certificate surrendered pursuant to the provisions of Section 2.1 hereof and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

      (b) Transfer Books. After the Effective Time, there shall be no transfers on Seller's stock transfer books of the shares of Seller Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for cash as provided in this Article II.

      (c) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, Buyer will issue in exchange for such lost, stolen or destroyed Certificate cash deliverable in respect thereof pursuant to Section 2.1 hereof.

      (d) Surrender by Persons Other Than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder and that the person requesting such exchange shall pay to Buyer in advance any transfer or other taxes required by reason of the payment to a person other than the record holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Buyer that such tax has been paid or is not payable.

   2.3 Cash Consideration. The "Cash Consideration" shall equal $350,000.00 The "Net Cash Consideration" shall equal the Cash Consideration minus the lesser of (i) $50,000 or
      (ii) the amount necessary to pay in full to Craig and Macauley Professional Corporation the Total Legal Fees and Expenses, as defined in Section 5.6(a) hereof (which remain outstanding after payments are made under Sections 5.6(b) and 6.6(a) hereof). Such amount due to Craig and Macauley Professional Corporation shall be paid directly by Seller to Craig and Macauley Professional Corporation at the Closing.

   2.4 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Seller Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by stockholders who, pursuant to applicable law, (a) deliver to Seller in the manner provided by law, before the taking of the vote of Seller's stockholders on the Merger, a written objection to the Merger and a written demand for the appraisal of their shares if the Merger is effected, and (b) whose shares are not voted in favor of the Merger, nor consented thereto in writing (the "Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 156B,sect. 85-98 of the Massachusetts Business Corporation Law, as from time to time amended. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Seller Common Stock of such holder shall thereupon be deemed to have been irrevocably converted into and be exchangeable for, at the Effective Time, the right to receive the Merger Consideration. Buyer shall have the right to participate in any proceeding involving dissenters' rights.

   2.5 Upon receipt of any written objections to the Merger submitted to Seller by Seller's Stockholders, Seller promptly shall notify Buyer in writing of the receipt of such objections, shall provide Buyer with copies of each such objections and shall identify the total number of shares of Seller's Common Stock held by the objecting stockholders.



Article III

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows, and Buyer has relied upon the truth and accuracy of such representations and warranties in making its decision to enter into the Transactions contemplated hereby:

   3.1 Corporate Organization. The Seller is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts, and it has all corporate powers necessary to own its properties and carry on its business as it is now being conducted. Complete and correct copies of (a) Seller's Articles of Organization, together with any amendments thereto, (b) By-Laws of the Seller, (c) a list of Seller's stockholders, dated as of May 17, 2002 and prepared by the Seller's transfer agent, Registrar and Transfer Company (the "Seller Stockholder List"), (d) outstanding agreements between the Seller and its stockholders and (e) Seller's corporate minute books (collectively, the "Corporate Documents") are incorporated by reference and have been provided under a letter dated the date hereof. At the time of the Closing, the Seller's original Corporate Documents will be delivered to the Buyer. The Seller has no Subsidiaries.

   3.2 Capitalization. The aggregate number of shares that the Seller is authorized to issue is 12,000,000 common shares, par value $.01 per share, of which 10,285,806 shares are issued and outstanding (including 16,445 shares held by Seller as treasury stock). All such issued shares of the Seller have been validly issued and are fully paid and nonassessable. There are no existing options, warranties, calls, preemptive rights or commitments of any kind relating to the authorized and unissued capital stock of the Seller, except for outstanding options to issue an aggregate of 43,723 shares of Seller Common Stock to Seller's officers and employees as evidenced by option agreements and the stock option plan Previously Disclosed to Buyer.

   3.3 Legal Proceedings. To the best of Seller's knowledge, except as Previously Disclosed, after conducting a diligent review of its books and records, no suits, actions, claims, or demands are pending against the Seller, and Seller does not anticipate any such suits, actions, claims or demands.

   3.4 Authorization and Effectiveness of Agreement. Once approved by Seller's stockholders by the required vote, Seller will have taken all corporate and other actions necessary to authorize it to execute, deliver and perform under this Agreement and all instruments and agreements delivered pursuant hereto and thereto and to consummate the Transactions contemplated hereby and thereby, and all instruments and agreements delivered in connection herewith or therewith by the Seller will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to laws of general application relating to the rights of creditors generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

   3.5 Tax Returns and Payment of Taxes. The Seller has duly filed or will file all tax returns and schedules due before the Closing Date with all local, state, and federal taxing authorities, and has paid all taxes due thereon, and is not delinquent or in default with respect to such taxes or the filing of any return.

   3.6 Financial Statements. The balance sheets of the Seller as at December 31, 1999, December 31, 2000 and December 31, 2001 and the related statements of operations and accumulated deficit and cash flows for the years ended December 31, 1999, December 31, 2000 and December 31, 2001, in each case as audited by Livingston & Haynes, P.C., (the "Year-End Financial Statements") the most recent balance sheet of the Seller as at June 30, 2002 and the related statement of income for the six-month period ended June 30, 2002 (together with the Year-End Financial Statements, the "Corporate Financial Statements") which were previously delivered to the Buyer, fairly present the financial position of the Seller as of the dates set forth therein and the results of the operations and changes in accumulated deficit and cash flows of the Seller for the respective periods or as of the respective dates set forth therein, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved.


   3.7 Absence of Certain Changes. Since the date of the Corporate Financial Statements, there has not been, individually or collectively, any Material Adverse Effect resulting from the following (a) any actual or, to Seller's knowledge, any threatened, anticipated or contemplated damage, destruction, loss (whether or not covered by insurance), conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has materially adversely affected or may hereafter materially adversely affect the properties, assets business or prospects of Seller's business; (b) an increase, other than in the ordinary course, in the compensation payable or to become payable to any of the Seller's officers, employees, agents or consultants (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or the entering into of any employment contract with any officer, or employee, or the making of any loan to, or engagement in any transaction with, any officers, directors or stockholders of the Seller in respect of Seller's business, or the establishment of any new, or the modification of any existing, employee benefit, compensation or stock plan in respect of Seller's business; or
      (c) capital expenditures or commitments therefor by the Seller in excess of $6,000 in the aggregate for additions, alterations, or modifications to property, plant or equipment of Seller's business.

   3.8 Absence of Undisclosed Liabilities. To the best of Seller's knowledge, after conducting a diligent review of its books and records, there are no liabilities or other obligations of Seller (whether absolute or contingent) except for liabilities and obligations (i) reflected on the Corporate Financial Statements or adequately reserved for on the Corporate Financial Statements, (ii) incurred in the ordinary course of business of the Seller since the date of the Corporate Financial Statements consistent with past practices, and (iii) individually or in the aggregate, not material in amount, including, without limitation, pending suits or claims against Seller.

   3.9 Ownership of Properties. To the best of Seller's knowledge based upon the records of the Uniform Commercial Code Division of the Secretary of the Commonwealth of Massachusetts, Seller has possession of all of Seller's assets, free and clear of all mortgages, pledges, security interests, conditional sales agreements, charges of any kind, restrictions, liens, encumbrances, rights, title and interests of others. The Seller has valid and subsisting leasehold interest or licenses in, and possession of all Seller's assets that are leased by the Seller.

 3.10     Certain Line Items and Related Items.

   (a) Trade Accounts Receivable. To the best of Seller's knowledge, all accounts receivable reflected on the Corporate Financial Statements arose or will arise from the sale of products and services provided in the ordinary course of Seller's business. Except for accounts receivable as Previously Disclosed, all accounts receivable reflected on the June 30, 2002 Financial Statements are the legal and binding claims of the Seller, free and clear of all liens, have been recorded in accordance with GAAP, and subject to consistently recorded reserves for bad debts and returns, which reserves have been established in accordance with GAAP consistently applied (subject to normal recurring year-end adjustments), fairly reflect the past collection experience of Seller's business.

   (b) Properties. To the best of Seller's knowledge, after conducting a diligent review of its books and records, the Previously Disclosed list is a true and accurate disclosure of the matters set forth therein, including without limitation, a list of all leases or other material agreements under which the Seller is lessee of or holds or operates any items of machinery, equipment, motor vehicles, computer equipment, printers, office furniture or fixtures owned by any third-party. True, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of which leases and agreements have been furnished to the Buyer. To the best of Seller's knowledge, after conducting a diligent review of its books and records, Seller is the owner and holder of all of the leasehold estates purported to be granted by such leases or agreements and all other leases or agreements under which Seller is lessee of or holds or operates any such items owned by a third-party, and each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of Seller and the other parties hereto. To the best of Seller's knowledge, there is not under any of such leases any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a default thereunder and which would have a Material Adverse Effect upon the Seller.

  (c) Contracts, Etc. To the best of Seller's knowledge, after conducting a diligent review of its books and records, the Previously Disclosed list of (i) all written contracts, agreements and other instruments not made in the ordinary course of Seller's business to which the Seller is a party and which involve an amount in excess of $25,000 and (ii) all written contracts, agreements and other instruments made in the ordinary course of Seller's business is true and complete.

   (d) Compliance; Governmental. To the best of Seller's knowledge, no proceeding is pending or threatened to revoke or limit Seller's business or impose any penalty, monetary or otherwise, with respect to Seller's business or its assets, for Seller's failure to comply with (i) in any material respect, any federal, state, local or foreign laws, ordinances, regulations or orders applicable to Seller's business or its assets, or (ii) any federal, state, local and foreign governmental licenses or permits necessary in the conduct of Seller's business as presently conducted.

   (e) Accounts Payable. All accounts payable reflected have been or will have been incurred on or prior to the Closing Date in the ordinary course of Seller's business.

   3.11 Broker's Fees. Except for Seller's retention of Legg Mason Wood Walker, Inc. pursuant to an agreement dated October 29, 2001 which Seller Previously Disclosed to Buyer, neither Seller nor any of its officers or directors has employed any broker, finder or investment advisor or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connections with any of the Transactions contemplated by this Agreement. Seller's agreement with Legg Mason Wood Walker Inc. provides that no fees will be charged in connection with any of the Transactions contemplated by this Agreement, however Seller shall be responsible for all expenses due and owing to Legg Mason Wood Walker, Inc., which expenses shall be payable at the Closing if not previously paid.

   3.12 Disclosure. To the best of Seller's knowledge, after conducting a diligent review of its books and records, no representation or warranty contained in this Agreement, and no statement Previously Disclosed to Seller pursuant to the provisions hereof or thereof, contains any untrue statement of a material fact.

Article IV

Representations and Warranties of Buyer
   Buyer hereby represents and warrants to Seller as follows:

   4.1 Corporate Organization. The Buyer is a Massachusetts corporation duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts. Buyer is legally competent to enter into this Agreement and has furnished to Seller a copy of the certified resolutions of its Board of Directors authorizing it to enter into this Agreement and to consummate the Transactions contemplated hereby. Buyer has no Subsidiaries.

   4.2 Authorization and Effectiveness of Agreement. Buyer has taken all corporate and other actions necessary to authorize it to execute, deliver and perform under this Agreement and all instruments and agreements delivered pursuant hereto and thereto and to consummate the Transactions contemplated hereby and thereby, and all instruments and agreements delivered in connection herewith or therewith by the Buyer constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to laws of general application relating to the rights of creditors generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

   4.3 Legal Proceedings. No suits, actions, claims, or demands are pending against the Buyer, and Buyer has no actual knowledge of, or any reason to anticipate any suit, action, claim, or demand against the Buyer.

      4.4 Broker's Fees. Neither Buyer nor any of its officers or directors has employed any broker, finder or investment advisor, or incurred any liability for any broker's fees, commissions, finder's fees or investment advisory fees in connections with any of the Transactions contemplated by this Agreement.

   4.5 Disclosure. To Buyer's knowledge, no representation or warranty of Buyer contained in this Agreement, contains any untrue statement of a material fact.

Article V

Covenants of Seller

   5.1 Conduct of Seller's Business Pending the Closing. The Seller covenants from the date hereof to and including the Closing Date, without receiving Buyer's prior written consent, which consent shall not unreasonably be withheld or delayed, to comply with the following:

      (a) Seller shall not enter into or modify any agreement (or agree to enter into or modify an agreement) that would have a Material Adverse Effect upon the ability of Seller to consummate the Transactions contemplated hereby or of the Buyer to conduct Seller's business from and after the Effective Time;

      (b)   Without Buyer approval, Seller shall not do any of the following:
         (i) make any capital expenditures from the date hereof to and including the Closing Date, out of the ordinary course of Seller's business, in the aggregate in excess of $3,000; (ii) make any commitment to make any capital expenditures after the Closing Date relating to Seller's business or its assets in the aggregate in excess of $3,000; (iii) amend or waive any rights under any of its material contracts relating to Seller's business or its assets, except in the ordinary course of business; or (iv) enter into (1) any written employment or severance agreement with any existing full-time or part-time employee or (2) any new employee benefit plan, program or arrangement or amend any existing employee benefit plan, program or arrangement specifically relating to existing full-time or part-time employees or grant any increases in compensation to existing full-time or part-time employees in excess of increases in compensation consistent with Seller's past practices;

      (c) Seller shall maintain in full force and effect all insurance policies now in effect or renewals thereof covering Seller's business, its assets and its existing full-time and part-time employees;

      (d) Seller promptly shall notify Buyer of the following of which it may become aware: (i) any written notice received by Seller alleging any breach or violation of, default or event of default under, or actual or threatened termination or cancellation of any material contract relating to Seller's business; (ii) any material loss of, damage to, or disposition of any of Seller's assets (other than the sale or use of inventories in the ordinary course of business); and
         (iii) any material claim or litigation, threatened in writing or instituted against the Seller and relating to Seller's business;

      (e) Seller shall not sell, dispose of, lease, sublease, distribute, encumber or enter into any agreement, arrangement or commitment, whether oral or written, for the sale, disposition, leasing, subleasing, distribution or encumbrance of any portion of Seller's assets or its business (other than the sale and use of inventories in the ordinary course of Seller's business) or initiate or participate, through agents, representatives or otherwise, in any discussions or negotiations with, or otherwise solicit from any business or person any proposals or offers relating to the disposition of any such portion of Seller's assets or its business;

      (f) Seller shall not make any material change to any business policy, including, without limitation, promotional, advertising, marketing, pricing, purchasing, personnel, return or product acquisition policy; and

      (g) Seller shall use its best efforts to preserve for the benefit of Seller's business its relations with customers, contractors, subcontractors and suppliers.

   5.2 Access to Information. Prior to the Closing Date and upon reasonable notice from the Buyer, Seller shall: (a) give the Buyer and its authorized representatives and representatives of its financing sources reasonable access to all offices, warehouses, plants, stores and other facilities relating to Seller's business or its assets and to all books and records of Seller's business, (b) permit the Buyer and all such other persons to make such inspections as they may reasonably request at reasonable times and (c) cause its officers to furnish the Buyer and all such other persons with such financial and operating data and other information with respect Seller's business as they may from time to time reasonably request.

   5.3 Approval of Seller's Stockholders. Seller shall take all reasonable steps necessary to duly call, give notice to stockholders on the Seller Stockholder List of, solicit proxies for, convene and hold a special meeting of its stockholders, including the preparation and filing of proxy materials with the Securities and Exchange Commission (the "Commission"), for the purpose of approving this Agreement and the Transactions contemplated hereby (the "Special Meeting"). The Seller's Board of Directors will recommend to Seller's stockholders the approval of this Agreement and the Transactions contemplated hereby and will use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Seller's stockholders of this Agreement and the Transactions contemplated hereby. Seller shall submit to Buyer for its approval the notice and proxy statement for the Special Meeting prior to filing with the Commission and prior to distributing to stockholders. Seller shall also provide Buyer with copies of all comments and other correspondence received by Seller from the Commission relating to the proxy statement, the Special Meeting or the Merger.

   5.4 All Reasonable Efforts. Subject to the terms and conditions herein provided, Seller agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement.

   5.5 Inability to Fulfill Conditions. In the event that Seller determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Buyer.

   5.6      Payment of Attorney Fees.

      (a) As of May 31, 2002, the amount of legal fees and expenses billed to Seller by Craig and Macauley Professional Corporation, and still outstanding as of such date, was $43,024.44 (the "Billed Legal Fees and Expenses"), and the amount of unbilled legal fees and expenses was $17,479.35. From June 1, 2002 until the Effective Time, Craig and Macauley Professional Corporation shall incur on behalf of Seller additional, reasonable legal fees and expenses in connection with the negotiation and execution of this Agreement and the subsequent actions necessary to consummate the Merger and the other Transactions contemplated hereby, which legal fees and expenses may pertain to work to be completed after the Effective Time (together with unbilled legal fees and expenses as of May 31, 2002, the "Unbilled Legal Fees and Expenses"). The Billed Legal Fees and Expenses plus the Unbilled Legal Fees and Expenses shall equal the "Total Legal Fees and Expenses." At the Closing, Craig and Macauley Professional Corporation shall provide to Seller a written invoice listing the Total Legal Fees and Expenses and describing any payments made to Craig and Macauley Professional Corporation by the Seller from June 1, 2002 to the Closing (the "Pre-Closing Payments").

      (b) At the Closing, and prior to the distribution of any of the Merger Consideration to the Seller's stockholders, Seller shall pay to Craig and Macauley Professional Corporation an amount equal to (a) one-half (1/2) of (i) the Total Legal Fees and Expenses less (ii) the amount which Buyer shall pay under Section 6.6 hereof (but such amount shall not exceed $25,000), less (b) any Pre-Closing Payments made by Seller.

   5.7 No Solicitation. Without the prior written approval of Buyer, which approval shall not be unreasonably withheld, from the date hereof until the earlier of Closing Date and the termination of this Agreement, neither Seller nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Seller) shall
      (a) take any action to encourage the making of inquiries or proposals that constitute an Acquisition Proposal (as defined below), (b) enter into or maintain or continue negotiations with any person or entity in furtherance of such inquiries, (c) accept an Acquisition Proposal or agree to endorse an Acquisition Proposal, or (d) authorize or permit any such persons to take any such action. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the Transactions contemplated hereby): any merger, sale, consolidation, share, exchange, recapitalization, business combination or other similar transaction involving the Seller, its business and its assets. Notwithstanding the foregoing, Seller and its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Seller) may (a) respond to inquiries regarding a possible transaction with the Seller, (b) provide general information about the progress of the consummation of the Transactions contemplated hereby and (c) provide public information about Seller.

Article VI

Covenants of Buyer

   6.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Seller, Buyer shall take no action which would (i) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (ii) result in the representations and warranties of Buyer contained in this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date.

   6.2 Consents and Approvals of Third-Parties. Buyer shall use all reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the Transactions contemplated by this Agreement.

  6.3 All Reasonable Efforts. Subject to the terms and conditions herein provided, Buyer agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement.

   6.4 Inability to Fulfill Conditions. In the event that Buyer determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Seller.

   6.5      Directors and Officers Indemnification and Insurance.

      (a) Contractual Indemnification. In the event any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative which arises within two (2) years after the Effective Time against a person who, as of the date hereof, is an officer, director or employee of Seller (each an "Indemnified Party" and collectively, the "Indemnified Parties") is brought by a person who is not an Indemnified Party, or, in the event any Indemnified Party is threatened to be, made a party to any such claim, action, suit, proceeding or investigation, which claim, action, suit, proceeding or investigation arises out of or pertains to (i) the fact that the Indemnified Party is or was an officer, director or employee of Seller, or (ii) this Agreement or any of the Transactions contemplated hereby, whether in any case asserted or arising from facts and circumstances occurring before the Effective Time, such Indemnified Parties and Buyer agree to cooperate and use their reasonable efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that from and after the Effective Time, Buyer shall indemnify and hold harmless up to an amount, inclusive of all costs, expenses, legal fees and settlement amounts, not to exceed $50,000, each Indemnified Party against any and all losses, claims, damages, liabilities, fines, expenses (including without limitation reasonable attorney fees and disbursements) and amounts actually and reasonably paid in settlement, in connection with any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). Notwithstanding the foregoing, (1) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (2) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by
         applicable law.   Nothing contained in this Section 6.5(a) shall
         affect any rights to indemnification which are provided under Section

         6.5(c) or under the documents referred to therein.

      (b) Procedural Limitations. Any Indemnified Party wishing to claim indemnification under Section 6.5(a) shall, upon learning of any such claim, action, suit, proceeding or investigation, notify Buyer thereof in writing and provide all material respective and indicative thereof, provided that the failure so to notify shall not affect the obligations of Buyer under Section 6.5(a) except to the extent that such failure materially prejudices Buyer's investigation, defense or settlement thereof. As a condition to receiving indemnification under Section 6.5(a), the party claiming indemnification shall assign, by separate writing, to Buyer all right, title and interest to and in proceeds of any insurance maintained or provided by Seller or Buyer, for the benefit of claimant, to the extent of indemnification actually received from Buyer hereunder. Any Person entitled to indemnification pursuant to Section 6.5(a) shall be required to cooperate fully in the defense and investigation of any claim as to which indemnification may be made and shall send such notices as Buyer may reasonably request under any applicable directors and officers liability to preserve claims of which the claiming party is aware. No Person shall be entitled to indemnification under Section 6.5(a) if such Person is seeking indemnification based on a claim (other than a claim arising as a supplier to or customer of Buyer of Seller) brought by such Person or by an entity of which such Person is a general partner, executive officer, director, trustee, beneficiary or controlling person unless such Person or entity has waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding.

      (c) Articles of Organization and By-Laws. All rights to indemnification and all imitations of liability existing in favor of the Indemnified Parties as provided in Seller's Articles of Organization and By-Laws, or similar governing documents of Seller, as in effect as of the date hereof with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, after the Effective Time. Buyer shall indemnify, defend and hold harmless the Indemnified Parties pursuant to the rights surviving pursuant to the preceding sentence to the fullest extent permitted under applicable law. Nothing contained in this Section 6.5(c) or in Seller's Articles or By-laws shall affect any rights to indemnification which are provided under Section 6.5(a) hereof.


      (d) Purchase of Insurance. From and after the Effective Time, Buyer shall have no obligation to cause the Indemnified Parties to be covered by a directors' and officers' liability insurance policy, nor shall Buyer have any obligation to continue any directors' and officers' liability insurance policy currently maintained by Seller.

      (e) Successors or Assigns. To the extent not otherwise provided by applicable law, contract or otherwise, and to the extent necessary under the circumstances for Buyer's successors or assigns to be bound, in the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.5.

      (f) Third-Party Beneficiary. The provisions of this Section 6.5 are expressly intended to be for the irrevocable benefit or, and shall be enforceable by, each director or officer covered hereby and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the Articles of Organization or By-Laws of the Seller, any contract or applicable law.

   6.6      Payment of Attorney Fees.

      (a) At the Closing, Buyer agrees to pay to Craig and Macauley Professional Corporation $25,000 to cover a portion of the Total Legal Fees and Expenses owed by Seller. Such payment is in addition to the payment of the Cash Consideration.

      (b) At the Closing, Seller's stockholders shall pay to Craig and Macauley Professional Corporation an amount equal the lesser of (i) $50,000 or (ii) the amount necessary to pay in full to Craig and Macauley Professional Corporation the Total Legal Fees and Expenses, as defined in Section 5.6(a) hereof (which remain outstanding after payments are made under Sections 5.6(b) and 6.6(a) hereof).

Article VII

Closing Conditions

   7.1 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions.

      (a) Stockholder Approval. This Agreement and the Transactions contemplated hereby shall have been approved in accordance with applicable law by the requisite vote of Seller's stockholders.

      (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

   7.2 Conditions to the Obligations of Buyer Under This Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions.

      (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as otherwise contemplated by this Agreement or consented to in writing by the Buyer; provided, however, that the condition contained in this Section 7.2(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller, and Seller shall have delivered to Buyer a certificate of Seller to such effect signed by the President of Seller as of the Effective Time.

      (b) Agreements and Covenants. Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Seller to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Buyer shall have received a certificate signed on behalf of Seller by the President of Seller to such effect dated as of the Effective Time.

      (c) Termination of Exchange Act Registration. Buyer shall have received from Seller at the Closing a completed and signed Securities Exchange Commission Form 15 with respect to the termination of the registration of Seller's Common Stock under the Securities Exchange Act of 1934.

Seller will furnish Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Buyer may reasonably request.

   7.3 Conditions to the Obligations of Seller Under This Agreement. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions.

      (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as otherwise contemplated by this Agreement or consented to in writing by the Seller; provided, however, that the condition contained in this Section 7.3(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Buyer, and Buyer shall have delivered to Seller a certificate of Buyer to such effect signed by the President and Treasurer of Buyer as of the Effective Time.

      (b) Agreements and Covenants. Buyer shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Buyer to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Seller shall have received a certificate signed on behalf of Buyer by the President of Buyer to such effect dated as of the Effective Time.

Buyer will furnish Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Seller may reasonably request.

Article VIII

The Closing

   8.1 Time and Place. Subject to the provisions of Articles VII and IX hereof, the Closing of the Transactions contemplated hereby shall take place at the offices of Craig and Macauley Professional Corporation, Federal Reserve Plaza, 600 Atlantic Avenue, Boston, Massachusetts 02210, at 10:00 a.m. on a date specified by Buyer at least three (3) business days prior to such date. The Closing Date shall be held on the date which is as soon as practicable after the last required approval for the Merger has been obtained from Seller's stockholders, or at such other place, date or time as Buyer and Seller may mutually agree upon in writing.

   8.2 Deliveries at the Closing. At the Closing there shall be delivered to Buyer and Seller the certificates and other documents and instruments required to be delivered under Article VII hereof.

Article IX

Termination, Amendment and Waiver

   9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

      (a)   At any time, by the mutual written agreement of Buyer and Seller;

      (b) By Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty, covenant or other agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice by Buyer to Seller (or by Seller to Buyer) of such breach;

      (c) At the election of either Buyer or Seller, if the Closing shall not have occurred on or before the earlier of five (5) business days after the date of the Special Meeting and December 31, 2002 (the "Termination Date"), or such later date as Buyer and Seller shall have agreed to in writing; provided, that no party may terminate this Agreement pursuant to this Section 9.1(c) if the failure of the Closing to have occurred on or before said date was due to such party's breach of any of its obligations under this Agreement; and

   9.2 Effect of Termination. In the event of termination of this Agreement pursuant to any provision of Section 9.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 9.3, 9.4, 9.5, 10.1, 11.1, 11.7, 11.10 and 11.11
      (and of this Section 9.2) shall survive such termination of this Agreement and remain in full force and effect.

    9.3 Equitable Remedies. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. The inclusion of provisions relating to the Seller Termination Fee and the Buyer Termination Fee (each as defined in Section 9.4 hereof) in this Agreement shall not be construed as a limitation of any kind on the ability of either party to seek (or be entitled to receive) specific performance under this Section 9.3; provided, however, that no party shall be entitled to receive both specific performance and the payment of a Termination Fee.

     9.4   Termination Fees.

     (a) Buyer shall pay to Seller a termination fee of Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Seller Termination Fee"), as provided for in the form of Escrow Agreement among the Buyer, Seller, and Brown Rudnick Berlack Israels LLP, dated the date hereof, within five (5) business days of the occurrence of any of the following: Buyer terminates this Agreement or refuses to close the Transactions contemplated hereby in violation of the terms hereof, or the Closing does not take place as a consequence of Buyer's material breach of its representations and warranties made as of the date of this Agreement, or by reason of a material breach by Buyer of its covenants made herein, if such material breach involves action, the failure to take such action, or an occurrence which is within the control of Buyer.

         (b) Seller shall pay to Buyer a termination fee of Twenty Five Thousand Dollars ($25,000) (the "Buyer Termination Fee") within five (5) business days of the occurrence of any of the following (individually, a "Buyer Termination Event"): Seller terminates this Agreement or refuses to close the Transactions contemplated hereby in violation of the terms hereof, or the Closing does not take place as a consequence of Seller's material breach of its representations and warranties made as of the date of this Agreement, or by reason of a material breach by Seller of its covenants made herein, if such material breach involves action, the failure to take such action, or an occurrence which is within the control of Seller. In addition to the Buyer Termination Fee, if Seller consummates an Acquisition Proposal at any time within 12 months following the termination of this Agreement as a result of a Buyer Termination Event, then the third party or parties (together, the "Third Party") that engage in the Acquisition Proposal with Seller shall pay Buyer or its designee a fee of $25,000 (the "Buyer Reimbursement Fee"). Seller shall not consummate any such Acquisition Proposal without including as a binding obligation of the Third Party its agreement to pay the Buyer Reimbursement Fee. The Buyer Reimbursement Fee shall be paid within three (3) business days following consummation of the Acquisition Proposal by wire transfer of immediately available funds to an account specified by Buyer or its designee.

         (c) The Termination Fees shall constitute liquidated damages and shall be the sole monetary remedy of the Seller and Buyer. It is understood that the existence of this monetary remedy is not to be construed as a limitation of any kind on the ability of the Seller and the Buyer to seek (or be entitled to receive) specific performance under Section 9.3.

      9.5   Limitation on Personal Liability.

         (a) In no event shall any stockholder, officer, agent or director of Seller be personally liable to Buyer, its directors, officers or stockholders for any reason in connection with the Agreement or the Transactions contemplated thereby, except for (i) actions caused by the fraudulent conduct of any such stockholder, officer, agent or director and (ii) actions arising out of breach of the Seller Stockholder Agreement by any stockholder of Seller.

         (b) In no event shall any stockholder, officer, agent or director of Buyer be personally liable to Seller, its directors, officers or stockholders for any reason in connection with the Agreement or the Transactions contemplated thereby, except for (i) actions caused by the fraudulent conduct of any such stockholder, officer, agent or director and (ii) actions arising out of breach of the Buyer Stockholder Agreement by any stockholder of Buyer.

   9.6 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Seller), the parties hereto may (a) amend this agreement, (b) extend the time for the performance of any of the obligations or other acts of any party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the Transactions contemplated hereby by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of consideration to be delivered to Seller's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


Article X

Certain Definitions

   10.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement and, references to Articles and Sections refer to Articles and Sections of this Agreement.

      (a) "Material Adverse Effect", when used with respect to any Person, shall mean a material adverse effect on the financial condition, business or results of operations of such Person; provided, however, that the following matters shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business or results of operations of the Seller, (ii) changes in the financial condition, business or results of operations of a Person resulting directly or indirectly from changes in general economic conditions or the public announcement of the Transactions contemplated hereby; or (iii) matters related to changes in federal, state or local tax laws or changes in federal, state or local tax statues, characteristics or attributes, or the ability to use such attributes.

      (b) "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

      (c) "Previously Disclosed" shall mean disclosed in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein. Such disclosures sometimes are referred to herein as Schedules.


      (d) "Subsidiary" or "Subsidiaries" of any Person shall mean any Person who directly or indirectly through one or more intermediaries, is controlled by, such specified Person, including, without limitation, any partnership or joint venture in which a Person (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of five percent (5%) or more.

      (e) "Transactions contemplated by this Agreement" and "Transactions contemplated hereby" shall include the Merger.

Article XI

Miscellaneous

   11.1 Confidentiality. Buyer and Seller mutually agree to be bound by all the terms of the Confidentiality Agreement previously executed by the parties hereto on May 28, 2002, which sections are hereby reinstated and incorporated herein by reference.

   11.2 Public Announcements. Seller and Buyer shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the Transactions contemplated hereby, except as may be otherwise required by law, and neither Seller nor Buyer shall issue any joint news releases with respect to this Agreement or any of the Transactions contemplated hereby, unless such news releases have been mutually agreement upon by the parties hereto.

   11.3 Survival. Except for any agreement of the parties contained in this Agreement which by its terms is intended to be performed after the Effective Time, the respective representations, warranties and agreements of the parties contained in this Agreement or in any Exhibit, Schedule, certificate, list, letter or other instrument referred to in this Agreement, and which are delivered or made pursuant to this Agreement (or in connection with any of the Transactions contemplated hereby) shall not survive the Effective Time but shall terminate as of the Effective Time.

   11.4 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or telecopy addressed as follows:


   If to Buyer, to:
      Synergistics Acquisition Corp.
      c/o Renaissance Industrial LLC
      Ten Post Office Square
      Suite 600 South
      Boston, MA 02109
      Attention:  Gregory I. Goldman

      with  a copy to:

      Steven R. London, Esquire
      Brown Rudnick Berlack Israels LLC
      One Financial Center
      Boston, MA 02111

      If to Seller, to:       Synergistics, Inc.
                              9 Tech Circle
                              Natick, MA  01760
                              (508) 655-1340
                              fax (508) 651-2902
                              Attention:  President

      with a copy to:         David F. Hannon, Esq.
                              Craig and Macauley Professional Corporation
                              Federal Reserve Plaza
                              600 Atlantic Avenue
                              Boston, MA  02210
                              (617) 367-9500
                              fax (617) 742-1788.

   11.5 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

   11.6 Rights of Employment. Nothing in this Agreement shall be deemed to confer upon any person any rights of employment with or any rights to hold any particular office with Buyer or to limit the right of Buyer to terminate the employment or office of any person.

   11.7 Complete Agreement. This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or delivered pursuant hereto (including the Seller and Buyer Stockholder Agreements), contain the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

     11.8 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     11.9 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
            11.10 Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

      11.11 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first written above.



Witness:                            BUYER:
SYNERGISTICS ACQUISITION CORP.

                                        By:
                                          Name: Gregory I. Goldman
                                               Title:  President
Witness:                           SELLER:
SYNERGISTICS, INC.

                                        By:
                                          Name:
                                          Title:


Exhibit A
Form of Seller Stockholder Agreement
July 25, 2002
Synergistics Acquisition Corp.
c/o Renaissance Industrial LLC
Ten Post Office Square
Suite 600 South
Boston, MA  02109

Gentlemen:
Each of the undersigned (a "Stockholder") is entering into this letter agreement ("Agreement") with respect to shares of the common stock, par value $.01 per share ("Seller Common Stock"), of Synergistics, Inc., a Massachusetts corporation ("Seller").
As used in this Agreement the term "Shares" shall mean and refer to any and all shares of Seller Common Stock now owned or hereafter acquired by a Stockholder and any other shares of Seller Common Stock with respect to which a Stockholder or his nominee may from time to time possess voting power. Simultaneously with the execution of this Agreement, Synergistics Acquisition Corp., a Massachusetts corporation ("Buyer") and Seller are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of Seller with Buyer (the "Merger"). We understand that Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.
In consideration of, and as a condition to, Buyer's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, each Stockholder and Buyer agree as follows:

   1. Agreement to Vote in Favor of Merger. Each Stockholder specifically agrees that: he will be bound by the terms of the Merger Agreement; he will use all reasonable efforts to cause a special meeting of stockholders of Seller (the "Special Meeting") to be held as soon as is practicable to vote to approve the Merger, the Merger Agreement and the transactions contemplated thereby; and at the Special
      Meeting or any other meeting of stockholders of Seller, he will cause all of the Shares he may be entitled to vote to be voted (X) in favor of the Merger, the Merger Agreement and the transactions contemplated thereby and (Y) against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of Seller with any person or entity other than Buyer.

   2. Restrictions on Sale or other Disposition of Shares. Each Stockholder hereby agrees that from and after the date hereof and until the Effective Time of the Merger (as defined in the Merger Agreement), each Stockholder will not, directly or indirectly, sell, assign, hypothecate, transfer, pledge, give, place in trust or in any other fashion dispose of (including, without limitation, by granting of proxies, or relinquishment of voting rights, with respect to) (collectively, a "Transfer") any of the Shares owned by each Stockholder, unless the party to which such Transfer is made enters into a written Agreement with Buyer in substantially the form of this Agreement.

   3. Representations and Warranties. Each Stockholder represents and warrants to Buyer as follows:

      (a) This Agreement has been duly executed and delivered by each Stockholder and constitutes his legal and valid obligation enforceable against him in accordance with its terms. Neither the execution and delivery of this Agreement nor compliance by the Stockholder with any of the provisions hereof does or will violate, conflict with or result in a breach of any term, condition or provision of, any material agreement to which the Stockholder is a party.

      (b) He is the beneficial owner of, and if not the beneficial owner has voting authority over, the number of Shares indicated opposite such Stockholder's name on the signature page hereof; he has plenary voting and dispositive power with respect to such Shares; he owns and has the authority to vote no other shares of Seller Common Stock; there are no proxies, voting trusts or other agreements or understandings with respect to the voting of any of the Shares other than this Agreement or as Previously Disclosed; and no Stockholder has entered into (and no Stockholder will enter into) any agreement or arrangement in any way inconsistent with this Agreement.

   4. Waiver and Release of Claims. Upon the Effective Time, with respect to the Shares of Seller Common Stock they beneficially own, each of the Stockholders, individually and severally, hereby release, remise, acquit, satisfy and forever discharge Buyer and Surviving Company (as defined in the Merger Agreement), their agents, employees, officers, directors, attorneys and all other persons acting or purporting to act on behalf of or at the direction of Buyer and Surviving Company, their representatives, successors and assigns, from and against any and all manner of actions, causes of action, suits, specialties, summons, doings, omissions, sums of money, debts, expenses, accounts, reckonings, bonds, representations, covenants, contracts, controversies, agreements, variances, damages, judgments, executions, claims, demands and liabilities whatsoever, in law or in equity, which any of such parties individually or in any combination thereof, now has or can, shall or may at any time hereafter have against Buyer and Surviving Company, their agents, employees, officers, directors, attorneys or all other persons acting or purporting to act on behalf or at the direction of Buyer and Surviving Company, their representatives, successors and assigns, for, upon or by reason of any matter, cause or thing and liabilities pertaining to the Merger, this Agreement and any breach thereof; provided, however, that the Stockholders do not waive any claims to the payment of the Per Share Cash Consideration provided by the Merger Agreement.

   5. Equitable Remedies. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Without limiting the generality of the foregoing, it is the intention of the parties that an order be issued (if necessary) causing the covenants of the Stockholders set forth in this agreement to be specifically enforced. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise; provided, however, that no Stockholder shall have personal liability hereunder so long as (i) the requisite number of stockholders of Seller approves the Merger, the Merger Agreement and the transactions contemplated thereby on or before December 31, 2002, and (ii) such approval remains in full force and effect and is not modified, amended, superseded or rescinded, and (iii) the stockholders of Seller do not vote to approve any other agreement providing for a merger, consolidation, sale of assets or other business combination of Seller or any of its subsidiaries with any person or entity other than Buyer or a subsidiary of Buyer.

   6. Notices. Notices may be provided to Buyer and the Stockholders in the manner specified in Section 11.4 of the Merger Agreement, with all notices to the Stockholders being provided to their attention, in care of the President of Seller in the manner specified in such Section.

   7. Miscellaneous. Notwithstanding anything herein to the contrary, this Agreement shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. The agreements contained herein are intended to continue for such time as may reasonably be necessary to obtain all necessary approvals, including stockholder approval, of the Merger and any other transactions contemplated by the Merger Agreement. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflicts of law principles. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

   8. Survival. The representations, warranties and agreements of the Stockholders contained in this Agreement shall not survive the Effective Time (as defined in the Merger Agreement) but shall terminate as of the Effective Time.

   9. Several Obligations. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.
      Please confirm your agreement with us by signing a copy of this letter.

NUMBER OF SHARES-   NUMBER OF SHARES -      SELLER STOCKHOLDERS:
BENEFICIALLY OWNED  VOTING AUTHORITY ONLY

                                            GRAY, SEIFERT & CO., INC.

   shares               shares              By:
                                            Name:
                                            Title:

3,575 shares          0 shares
                                            David S. Longworth

   Agreed to and accepted as of the 25 day of July, 2002.

                                      SYNERGISTICS ACQUISITION CORP.

                                      By:
                                      Name:
                                      Title:  President